EXHIBIT 8

List of Subsidiaries of Kidoz Inc. as at December 31, 2025

The financial statements include the accounts of the Company’s subsidiaries:

Company	Registered	% Owned
Shoal Media (Canada) Inc.	British Columbia, Canada	100%
Kidoz Ltd.	Israel	100%
Prado Media Ltd.	British Columbia, Canada	100%
Shoal Media Inc.	Anguilla	100%
Shoal Media (UK) Ltd.	United Kingdom	100%

Shoal Media Canada was incorporated under the laws of British Columbia, Canada, on February 10, 1998, as 559262 B.C. Ltd. and changed its name to Bingo.com (Canada) Enterprises Inc. on February 11, 1999. It subsequently changed its name to English Bay Office Management Limited on September 8, 2003. Effective March 11, 2016, it changed its name to Shoal Media (Canada) Inc.

On January 1, 2013, 100% of the share capital of Shoal Media Inc., an Anguillian Company was acquired.

On October 25, 2016, Rooplay Media Ltd., was incorporated under the laws of British Columbia, Canada. During the year ended December 31, 2022, Rooplay Media Ltd. was renamed Prado Media Ltd.

On March 27, 2017, Shoal Media UK Ltd. was incorporated under the laws of England and Wales.

On July 12, 2017, Rooplay Media Kenya Limited was incorporated under the laws of Kenya. During the year ended December 31, 2024, Rooplay Media Kenya Limited was discontinued and struck off.

On March 4, 2019 the Company completed the acquisition of all of the issued and outstanding equity securities of Kidoz Ltd. (“Kidoz”) (www.kidoz.net), a privately held Israeli company.